UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 30, 2008
(Date of report; date of
earliest event reported)
Commission file number: 1-3754
GMAC LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-0572512 (I.R.S. Employer Identification No.)
200 Renaissance Center
P.O. Box 200 Detroit, Michigan
48265-2000
(Address of principal executive offices)
(Zip Code)
(313) 556-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On July 30, 2008, GMAC Mortgage, LLC (“GMAC Mortgage”), a subsidiary of Residential Capital, LLC (“ResCap”), sold its interests in excess servicing rights representing a portion of the servicing fees payable under the Freddie Mac guide (Freddie Mac Stripped Interest Certificates, Series 256), having a carrying value, including accrued servicing fees, of $116.1 million, for $105.3 million, net of transactional fees. The interests were sold using an auction process. There were four bidders in the auction, with affiliates of Cerberus Capital Management, L.P. winning the auction. On July 30, 2008, GMAC Mortgage entered into Purchase Agreements with Cerberus International, Ltd. and Cerberus Partners, L.P., respectively, to sell the original notional principal balance of the Freddie Mac Stripped Interest Certificates, Series 256.
On July 30, 2008, GMAC Mortgage sold its interests in excess servicing rights representing a portion of the servicing fees payable under the Fannie Mae guide (Fannie Mae Stripped Mortgage-Backed Securities Trust Number 390) having a carrying value, including accrued servicing fees, of $194.5 million, for $176.7 million, net of transactional fees. The interests were sold using an auction process. There were four bidders in the auction, with an affiliate of Cerberus Capital Management, L.P. winning the auction. On July 30, 2008, GMAC Mortgage entered into a Purchase Agreement with Residential Funding Securities, LLC, as initial purchaser of the original notional principal balance of the Fannie Mae Stripped Mortgage-Backed Securities Trust Number 390. Residential Funding Securities, LLC ultimately sold the interests to an affiliate of Cerberus Capital Management, L.P., the winner of the auction.
As previously reported, Cerberus has committed to purchase certain assets of ResCap at ResCap’s option consisting of performing and non-performing mortgage loans and mortgage-backed securities for net cash proceeds of $300 million. ResCap has agreed with Cerberus that the net proceeds of the purchase of the excess servicing rights described above, after paying down associated financing of the servicing rights, will be counted toward satisfaction of this commitment.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMAC LLC (Registrant)
Dated: August 5, 2008	/S/ David J. DeBrunner
David J. DeBrunner
Vice President, Chief Accounting Officer and Controller